FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-282099-10

From:	Wells Abf Syndicate Wells Fargo (WELLS FARGO SECURITI) At: 12/12/25 14:03:18 UTC-5:00
Subject:	BANK 2025-BNK51 *IO Pricing Spots*

BANK 2025-BNK51 *IO Pricing Spots*

UST:
7YR:	98-26+
10YR:	98-15+

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